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FOR:     THE SPORTSMAN'S GUIDE
         411 Farwell Avenue
         South Saint Paul, Minn.  55075
         NASDAQ NMS: SGDE

CONTACT: William P. Bartkowski                             FOR IMMEDIATE RELEASE
         612-344-1012

          THE SPORTSMAN'S GUIDE SETS 2004 FIRST QUARTER CONFERENCE CALL
                                 FOR APRIL 29TH

     Net Earnings Expected to Grow 15% to 20% Over Last Year's First Quarter and Internet Related Sales Expected to Reach All-Time High

     SOUTH ST. PAUL, MINN. (4/19/04) - The Sportsman's Guide, Inc. (NASDAQ NMS:
SGDE) today announced that it will hold a conference call on Thursday, April 29, 2004 to discuss the results of the three months ended March 31, 2004. Gregory R. Binkley, President and Chief Executive Officer, and Charles B. Lingen, Executive Vice President and Chief Financial Officer, will be present on the call to provide commentary and to take questions. The call will be begin at 10:30 a.m., CDT. Participants may access the call by dialing 1-800-209-8032. The call may also be accessed via the Internet at www.SportsmansGuideIR.com.

     Company management stated that net earnings for the quarter would likely fall in the range of $1.1 million to $1.2 million and earnings per share in the range of $0.20 to $0.22, on sales in the range of $44 million to $45 million. Last year the Company reported net earnings of $957,000 and earnings per share of $0.19, on sales of $43.7 million. The Company's management also noted that Internet--related sales were expected to set an all-time record as a percentage of total sales, exceeding 40%, compared with 34% in the same quarter a year ago and 36% for the quarter ended December 31, 2003.

     The Sportsman's Guide offers value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear, through direct mail catalogs and two Internet sites. The Company's e-commerce websites include www.sportsmansguide.com and www.bargainoutfitters.com. Investor information is available on the Company's investor relations website: www.SportsmansGuideIR.com.

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